INSITUFORM EAST, INCORPORATED

EXHIBIT 11.0 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


         Net earnings (loss) per share is based on the weighted average number of common shares outstanding including common stock equivalents from dilutive stock options. The weighted average number of shares outstanding for the years ended June 30, 1999, 1998 and 1997 were computed as follows:


                                                                        Year Ended June 30,
                                                       ------------------------------------------------------
                                                                1999             1998               1997
                                                                ----             ----               ----

Issued shares of Common Stock and
     Class B Common Stock                                     4,684,759         4,684,759          4,684,759
Add:  Weighted average of net shares
          (using treasury stock method) of
          unexercised dilutive stock options                          0                 0                  0
Less: Weighted average shares of treasury
          stock                                                (327,897)         (327,897)          (327,897)
                                                              ---------         ---------          ---------

Weighted average number of common
shares and common stock equivalents                           4,356,862         4,356,862          4,356,862
                                                              =========         =========          =========

